Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                (305) 500-4053

RYDER REPORTS THIRD QUARTER 2013 RESULTS

•	Q3 Comparable EPS from Continuing Operations Increased 7% to $1.46

•	Q3 EPS from Continuing Operations Improved 11% to $1.40

•	Q3 Operating Revenue Grows 5%; Total Revenue Up 4%

•	Full-Year 2013 Comparable EPS Forecast Range Narrowed to $4.78 to $4.83

MIAMI, October 22, 2013 - Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share from continuing operations of $1.40 for the three-month period ended September 30, 2013, up 11% from $1.26 in the year-earlier period. Earnings from continuing operations were $73.9 million, up 15% from $64.3 million in the year-earlier period. Earnings from continuing operations in the third quarter of 2013 included non-operating pension costs of $0.06 per diluted share or $3.0 million. Earnings from continuing operations for the year-earlier period included non-operating pension costs of $0.09 per diluted share or $4.8 million, and a charge of $0.02 per diluted share or $0.9 million related to tax law changes. Excluding these items and nominal restructuring and other charges, comparable earnings per diluted share from continuing operations for the third quarter of 2013 were $1.46, up 7% from $1.37 in the third quarter of 2012. Comparable earnings from continuing operations of $77.0 million for the third quarter of 2013 were up 9% from $70.4 million in the year-earlier period. The increase in comparable earnings reflects improved performance in both business segments, Supply Chain Solutions (SCS) and Fleet Management Solutions (FMS).
Total revenue for the third quarter of 2013 was $1.63 billion, up 4% from $1.57 billion in the same period last year. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) was $1.34 billion, up 5% compared with $1.28 billion in the year-earlier period, reflecting new business and higher volumes in SCS, as well as full service lease growth. FMS total and operating revenue increased 2% and 3%, respectively, due primarily to higher full service lease revenue. SCS total and operating revenue increased 8% and 9%, respectively, due to new business and higher volumes.
Ryder Chairman and Chief Executive Officer Robert Sanchez commented, “Ryder’s performance in the third quarter was generally in line with our expectations. We are pleased with the strong revenue and earnings growth from our Supply Chain Solutions business, especially the double-digit revenue growth from our dedicated services offering.
“Our Fleet Management Solutions business continued to deliver solid commercial rental results, driven by strong utilization and higher pricing. Used vehicle sales pricing and volumes also remained strong. Our inventory of used vehicles dropped to the lowest levels since 2011 and is approaching our target range. We continue to see strong replacement activity in full service lease and improved new sales, which drove our lease fleet count above our earlier expectations. Fleet Management Solutions results were negatively impacted by lower performance in the U.K., primarily in rental and some one-time charges. Our balance sheet remains strong and, as expected, our leverage declined in the quarter to the mid-point of our target range.”

Business Segment Operating Results

Fleet Management Solutions
In the FMS business segment, total revenue in the third quarter of 2013 was $1.14 billion, up 2% compared with the year-earlier period, due to higher operating revenue. Fuel services revenue was in line with the prior year. Operating revenue (revenue excluding fuel) increased 3% to $872.2 million. Full service lease revenue increased 3% due primarily to higher prices on replacement vehicles. The average number of full service lease vehicles declined 1% from the year-earlier period, reflecting the anticipated non-renewal of certain low-margin trailers in the U.K., the impact of economic uncertainty, and more efficient redeployment of off-lease vehicles. The quarter-end lease fleet grew sequentially versus last quarter, reflecting stronger than expected sales activity. Commercial rental revenue increased 3% reflecting increased global pricing and increased demand in the U.S., partially offset by lower demand in the U.K.

FMS earnings before tax were $96.4 million in the third quarter of 2013, up 2% compared with $94.3 million in the same period of 2012. Earnings in North America increased due to strong commercial rental performance and better full service lease results. Stronger North American results were partially offset by lower earnings in the U.K., including weaker demand and one-time charges. Full service lease results benefited from depreciation changes associated with increased residual values, as well as higher per-vehicle pricing reflecting new engine technology. Commercial rental performance improved as a result of higher pricing and improved utilization on a smaller average fleet, partially offset by lower performance in the U.K. Rental power fleet utilization was 79.7% for the third quarter of 2013, up from 77.4% in the year-earlier period. Used vehicle sales results improved modestly with stable pricing. Used vehicle inventories declined sequentially by 15% to 8,200 units, which is near Ryder’s target range of 6,000 to 8,000 vehicles. In addition, the Company incurred higher costs from planned strategic investments, primarily in new product development and customer-facing information technology. FMS earnings before tax (EBT) as a percentage of operating revenue remained at 11.1% in the third quarter of 2013, compared to the same quarter a year ago. Improved U.S. results were offset by lower performance in the U.K., which negatively impacted EBT percentage by 60 basis points.

Supply Chain Solutions
In the SCS business segment, third quarter 2013 total revenue was $610.8 million, up 8% compared with the same period of 2012, as higher operating revenue offset lower subcontracted transportation. Operating revenue (revenue excluding subcontracted transportation) was $528.3 million, up 9% compared with the same quarter a year ago. SCS operating revenue grew as a result of new sales and higher volumes. The Company saw strong growth in industrial, consumer packaged goods/retail, and high tech industry vertical groups. In particular, dedicated services saw strong double-digit growth, driven by increased customer outsourcing activity.
SCS earnings before tax were $38.5 million in the third quarter of 2013, up 21% from $31.9 million in the same quarter of 2012. Earnings benefited from new business and higher volumes. SCS earnings before tax as a percentage of operating revenue were 7.3% in the third quarter of 2013, up from 6.6% in the year-earlier period.

Corporate Financial Information

Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the third quarter of 2013, CSS costs were $51.2 million, up from $48.4 million in the year-earlier period, primarily driven by planned higher investments in information technology.

Items Excluded from Comparable Earnings
Non-operating components of pension costs are excluded from both comparable earnings and segment earnings before tax in order to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $5.1 million ($3.0 million after tax) or $0.06 per diluted share in the third quarter of 2013, down from $7.9 million ($4.8 million after tax) or $0.09 per diluted share in the year-earlier period. This decrease primarily reflects the benefit of higher pension asset returns in 2012, as well as contributions, partially offset by a lower discount rate.
Third quarter 2013 results also included other net charges of $0.4 million ($0.2 million after tax) primarily associated with a multi-employer pension settlement charge, partially offset by recoveries from Superstorm Sandy losses related to customer-owned vehicles. Third quarter 2012 results also included other net charges of $0.4 million ($0.3 million after tax) primarily associated with acquisition-related transaction costs.

Income Taxes
The Company’s effective income tax rate from continuing operations for the third quarter of 2013 was 33.7% of pre-tax earnings compared with 35.6% in the year-earlier period. The decline in the tax rate is due to a 2012 tax law change in the U.K., which increased prior-year income taxes by $0.9 million (0.9% of pre-tax earnings) and reduced earnings per share by $0.02. The comparable tax rate, which is calculated based on comparable pre-tax earnings, was 34.1% for the third quarter of 2013, compared with 34.9% in the year-earlier period. The decrease in the comparable tax rate was due to a higher proportionate amount of 2013 earnings in lower tax rate jurisdictions.

Capital Expenditures
Year-to-date 2013 capital expenditures from continuing operations decreased to $1.50 billion, compared with $1.72 billion in the same period of 2012. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $1.16 billion, down from $1.28 billion in the same period of 2012. The decrease in capital expenditures primarily reflects lower planned investments in the commercial rental fleet.
The Company now expects full-year 2013 capital expenditures from continuing operations to be approximately $2.1 billion, up from a prior forecast of $1.8 to $1.9 billion. This increase is the result of a greater number of new vehicles being used to fulfill full service lease sales and higher lease sales than previously forecasted.

Cash Flow
Operating cash flow from continuing operations through September 30, 2013 was $890 million, up from $768 million in the same period of 2012 due to lower working capital needs and higher earnings. Total cash generated (including proceeds from used vehicle sales) from continuing operations through September 30, 2013 was $1.29 billion, compared with $1.26 billion in the same period of 2012, as improved operating cash flow was offset by the impact of a sale-leaseback transaction in the prior year. As anticipated, free cash flow from continuing operations through September 30, 2013 was negative $206 million, up from a negative $436 million for the same period of 2012, due primarily to higher cash flows from operations and lower cash payments for commercial rental capital spending.
The Company now expects full-year 2013 free cash flow to be approximately negative $350 million, down from prior expectations of approximately negative $190 million. The decline is due to increased capital expenditures for full service lease vehicle purchases.

Leverage
Balance sheet debt as of September 30, 2013 increased by $216 million compared with year-end 2012, resulting from negative free cash flow. Balance sheet debt to equity as of September 30, 2013 was 244% compared with 260% at year-end 2012. Total obligations to equity as of September 30, 2013 were 251% compared with 270% at year-end 2012. Total obligations to equity remain within Ryder’s long-term target range of 225% to 275%.

2013 Outlook
Commenting on Ryder’s outlook, Mr. Sanchez said, “In the third quarter, we delivered solid earnings and revenue growth despite an uncertain economic environment. We expect these operating trends to continue in the fourth quarter. We expect our Supply Chain Solutions business to continue to grow, driven by strong new sales and customer volumes. In particular, we anticipate strong ongoing performance in dedicated services driven by both secular outsourcing trends and our sales initiatives. In Fleet Management Solutions, commercial rental and used vehicle sales trends are expected to continue at current strong levels.
“We are encouraged by recent Fleet Management Solutions sales activity, including our traditional full service lease product and new offerings such as on-demand maintenance. In light of improved full service lease sales, we now anticipate our lease fleet will continue to grow over the balance of the year and end well above our mid-year forecast. This fleet growth will primarily benefit 2014 earnings. Although we are realizing maintenance cost benefits from a younger lease fleet, similar to other fleet owners, we continue to face higher maintenance costs associated with new vehicle technology. However, we continue to make progress on maintenance initiatives designed to manage these costs. Based on our current sales activity, we are increasingly confident that the cost and complexity of these new engine technologies will drive more customer outsourcing activity over time.
“Ryder’s improved operating performance will continue to be partially offset by a higher share count. The higher share count, which primarily reflects increased issuances from employee stock plans, is expected to negatively impact full-year earnings by approximately $0.12 per share, compared with the original plan of $0.06 per share. Considering the continued solid revenue and earnings performance in both segments, partially offset by the impact of our U.K. operations and a higher share count, we have established a fourth quarter earnings forecast range of $1.25 to $1.30 per share. This results in a full-year 2013 comparable earnings per share forecast of $4.78 to $4.83, narrowed from a previous range of $4.75 to $4.85.”

Supplemental Company Information

Third Quarter Net Earnings
Net earnings per diluted share (including discontinued operations) for the three-month period ended September 30, 2013 were $1.35 versus $1.47 in the year-earlier period. Earnings per diluted share from discontinued operations (previously announced in 2009) totaled a loss of $0.05 ($2.8 million) in the third quarter of 2013, compared with earnings of $0.21 ($10.8 million) in the same period of the prior year. In the third quarter of 2013, the Company settled an unfavorable tax claim related to discontinued operations for $2.3 million. In the prior year, the Company recognized a tax benefit of $11.3 million from discontinued operations related to the lapse of a statute of limitation. Net earnings for the third quarter of 2013 were $71.1 million versus $75.1 million in the year-earlier period.

Year-to-Date Operating Results
Total revenue for the nine months ended September 30, 2013, was $4.80 billion, up 3% from $4.67 billion in the same period of 2012. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) for the first nine months of 2013 was $3.93 billion, up 4% from $3.78 billion in the first nine months of 2012. Ryder’s 2013 year-to-date earnings from continuing operations were $177.3 million, up 21% compared with $146.0 million in the year-earlier period. Earnings per diluted share from continuing operations were $3.39 for the first nine months of 2013, up 19% compared with $2.84 for the same period of 2012. Comparable 2013 year-to-date earnings from continuing operations of $184.5 million increased 14% from $161.9 million in the year-earlier period. Comparable earnings per diluted share from continuing operations for the first nine months of 2013 were $3.53, up 12% from $3.15 in the same period of 2012.
Net earnings per diluted share (including discontinued operations) for the nine-month period ended September 30, 2013 were $3.31 versus $3.04 in the year-earlier period. Year-to-date earnings per diluted share from discontinued operations (previously announced in 2009) totaled a loss of $0.08 in 2013, compared with earnings of $0.20 in the same period of the prior year. Year-to-date net earnings were $173.2 million in 2013 versus $156.1 million in the year-earlier period.

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial transportation, logistics and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following two, inter-related business segments:

•
Fleet Management Solutions - Ryder’s FMS business segment provides one-stop outsourcing of a range of solutions for commercial truck fleet operators, including vehicle maintenance, leasing and rental, used vehicle sales, as well as services such as roadside assistance, fueling, safety and financing options.

•
Supply Chain Solutions - Ryder’s SCS business segment offers a broad range of innovative solutions designed to optimize day-to-day logistics operations and synchronize the supply of parts and finished goods with customer demand. Solutions are strategically engineered to address customer requirements, and include lead logistics management, dedicated services, warehousing, transportation management, packaging, and other value-added services.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.
Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit www.Ryder.com.

###

Note Regarding Forward-Looking Statements:
Certain statements and information included in this presentation are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding revenue and earnings growth, maintenance costs (including the benefits of a younger fleet and planned maintenance initiatives to offset higher costs of new vehicle technology), rental demand and utilization, used vehicle pricing, benefits from new product initiatives, negative impacts of lower U.K. performance and a higher share count, and about the economic trends that may affect our future operations and financial performance. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, changes in commercial rental demand, lower than expected lease sales, fluctuations in market demand for used vehicles impacting inventory levels, pricing and our anticipated proportion of retail versus wholesale sales, higher than expected maintenance costs, lower than expected benefits from maintenance initiatives, a further slowdown of the economic recovery, decreases in freight demand or volumes, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, further decline in economic and market conditions in the U.K., competition from other service providers, customer retention levels, loss of key customers, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, sudden or unusual changes in fuel prices, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures:  This news release includes certain non-GAAP financial measures as defined under SEC rules, including comparable earnings from continuing operations, comparable tax rate, operating revenue, total cash generated, free cash flow, total obligations, and the ratios based on these financial measures, as well as the other financial measures identified in the tables following this release.  Additional information as required by Regulation G regarding non-GAAP financial measures can be found in the tables following this release, our investor presentation for the quarter, our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this news release with the SEC, which are available in the Investors area of our website at http://investors.ryder.com.

Beginning in 2013, comparable earnings and the other financial measures and ratios derived from comparable earnings will exclude non-operating pension costs.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Tuesday, October 22, 2013, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia.

•	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the

Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RH7751243 and Passcode: RYDER.

•
To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-568-0361 (outside U.S. dial 1-203-369-3911), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

63-13

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended September 30, 2013 and 2012
(In millions, except per share amounts)

	Three Months		Nine Months
	2013	2012	2013	2012

Lease and rental revenues	$709.0	693.9	$2,056.8	2,007.4
Services revenue	718.3	667.4	2,115.4	2,021.3
Fuel services revenue	207.2	212.0	629.3	644.8
Total revenues	1,634.5	1,573.3	4,801.6	4,673.4

Cost of lease and rental	486.2	481.2	1,429.8	1,414.5
Cost of services	597.9	557.5	1,775.6	1,697.8
Cost of fuel services	203.4	207.7	618.3	632.6
Other operating expenses	32.7	33.0	104.0	100.9
Selling, general and administrative expenses	195.2	183.7	580.9	568.0
Gains on vehicle sales, net	(22.5)	(23.1)	(68.7)	(67.7)
Interest expense	34.0	34.9	102.3	105.3
Miscellaneous income, net	(3.4)	(1.4)	(11.6)	(7.2)
Restructuring and other (recoveries) charges, net	(0.3)	0.1	(0.3)	8.1
	1,523.1	1,473.5	4,530.3	4,452.2

Earnings from continuing operations before income taxes	111.4	99.8	271.3	221.3
Provision for income taxes	37.5	35.5	94.0	75.3
Earnings from continuing operations	73.9	64.3	177.3	146.0
(Loss) earnings from discontinued operations, net of tax	(2.8)	10.8	(4.1)	10.2
Net earnings	$71.1	75.1	$173.2	156.1

Earnings (loss) per common share - Diluted
Continuing operations	$1.40	1.26	$3.39	2.84
Discontinued operations	(0.05)	0.21	(0.08)	0.20
Net earnings	$1.35	1.47	$3.31	3.04

Earnings per share information - Diluted
Earnings from continuing operations	$73.9	64.3	$177.3	146.0
Less: Distributed and undistributed earnings allocated to nonvested stock	(0.6)	(0.8)	(1.6)	(1.9)
Earnings from continuing operations available to common stockholders	$73.2	63.5	$175.6	144.1

Weighted-average shares outstanding - Diluted	52.2	50.6	51.8	50.7

Memo:
Depreciation expense	$241.8	238.4	$707.8	698.5
Subcontracted transportation	$82.4	78.1	$246.4	249.9

Comparable earnings per share from continuing operations: *
EPS from continuing operations	$1.40	1.26	$3.39	2.84
Non-operating pension costs	0.06	0.09	0.18	0.28
Pension settlement charge	0.01	—	0.01	—
Foreign currency translation benefit	—	—	(0.04)	—
Superstorm Sandy recoveries	(0.01)	—	(0.01)	—
Tax charge/(benefits)	—	0.02	—	(0.08)
Restructuring and other charges	—	—	—	0.11
Comparable EPS from continuing operations	$1.46	1.37	$3.53	3.15

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	September 30, 2013	December 31, 2012

Assets:
Cash and cash equivalents	$74.9	66.4
Other current assets	1,024.6	973.8
Revenue earning equipment, net	6,172.8	5,754.6
Operating property and equipment, net	626.2	624.9
Other assets	909.3	899.3
	$8,807.8	8,319.0

Liabilities and shareholders' equity:
Short-term debt and current portion of long-term debt	$351.0	368.0
Other current liabilities	923.3	904.7
Long-term debt	3,686.0	3,452.8
Other non-current liabilities (including deferred income taxes)	2,192.0	2,126.0
Shareholders' equity	1,655.5	1,467.5
	$8,807.8	8,319.0

SELECTED KEY RATIOS AND METRICS

	September 30, 2013	December 31, 2012

Debt to equity	244%	260%
Total obligations to equity *	251%	270%
Effective interest rate (average cost of debt)	3.4%	3.8%

	Nine months ended September 30,
	2013	2012

Cash provided by operating activities from continuing operations	$890.0	767.5
Free cash flow *	(206.2)	(436.1)
Capital expenditures paid	1,495.8	1,694.8

Capital expenditures (accrual basis)	$1,497.5	1,716.8
Less: Proceeds from sales (primarily revenue earning equipment)	(336.6)	(309.9)
Less: Sale and leaseback of revenue earning equipment	—	(130.2)
Net capital expenditures	$1,160.9	1,276.7

	Twelve months ended September 30,
	2013	2012

Return on average shareholders' equity	19.9%	14.7%
Return on average assets	2.7%	2.6%
Adjusted return on capital *	5.7%	5.6%
Weighted average cost of capital	4.7%	4.9%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

2

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended September 30, 2013 and 2012
(Dollars in millions)

	Three Months			Nine Months
	2013	2012	B(W)	2013	2012	B(W)

Revenue:
Fleet Management Solutions:
Full service lease	$548.3	533.4	3%	$1,622.0	1,565.5	4%
Contract maintenance	45.5	47.1	(3)%	136.9	140.6	(3)%
Contractual revenue	593.9	580.5	2%	1,758.9	1,706.1	3%
Contract-related maintenance	49.9	44.4	12%	155.3	137.4	13%
Commercial rental	210.7	205.4	3%	580.3	575.4	1%
Other	17.7	17.8	—%	54.2	52.9	3%
Fuel	266.0	267.3	—%	810.4	816.0	(1)%
Total Fleet Management Solutions	1,138.2	1,115.4	2%	3,359.2	3,287.6	2%
Supply Chain Solutions	610.8	563.2	8%	1,784.4	1,705.3	5%
Eliminations	(114.4)	(105.2)	(9)%	(342.1)	(319.5)	(7)%
Total revenue	$1,634.5	1,573.3	4%	$4,801.6	4,673.4	3%

Operating Revenue: *
Fleet Management Solutions	$872.2	848.1	3%	$2,548.8	2,471.7	3%
Supply Chain Solutions	528.3	485.1	9%	1,538.0	1,455.4	6%
Eliminations	(55.7)	(49.9)	(11)%	(161.0)	(148.3)	(8)%
Total operating revenue	$1,344.9	1,283.2	5%	$3,925.8	3,778.8	4%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$96.4	94.3	2%	$245.8	221.6	11%
Supply Chain Solutions	38.5	31.9	21%	95.0	84.2	13%
Eliminations	(8.0)	(6.9)	(16)%	(23.7)	(20.6)	(15)%
	126.9	119.3	6%	317.1	285.1	11%
Unallocated Central Support Services	(10.1)	(11.1)	10%	(32.0)	(31.8)	(1)%
Non-operating pension costs	(5.1)	(7.9)	35%	(15.3)	(23.6)	35%
Restructuring and other (recoveries) charges, net and other items	(0.4)	(0.4)	NM	1.5	(8.4)	NM
Earnings from continuing operations before income taxes	111.4	99.8	12%	271.3	221.3	23%
Provision for income taxes	37.5	35.5	(6)%	94.0	75.3	(25)%
Earnings from continuing operations	$73.9	64.3	15%	$177.3	146.0	21%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

3

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended September 30, 2013 and 2012
(Dollars in millions)

	Three Months			Nine Months
	2013	2012	B(W)	2013	2012	B(W)

Fleet Management Solutions

Total revenue	$1,138.2	1,115.4	2%	$3,359.2	3,287.6	2%
Fuel revenue	(266.0)	(267.3)	—%	(810.4)	(816.0)	(1)%
Operating revenue *	$872.2	848.1	3%	$2,548.8	2,471.7	3%

Segment earnings before income taxes	$96.4	94.3	2%	$245.8	221.6	11%

Earnings before income taxes as % of total revenue	8.5%	8.5%		7.3%	6.7%

Earnings before income taxes as % of operating revenue *	11.1%	11.1%		9.6%	9.0%

Supply Chain Solutions

Total revenue	$610.8	563.2	8%	$1,784.4	1,705.3	5%
Subcontracted transportation	(82.4)	(78.1)	6%	(246.4)	(249.9)	(1)%
Operating revenue *	$528.3	485.1	9%	$1,538.0	1,455.4	6%

Segment earnings before income taxes	$38.5	31.9	21%	$95.0	84.2	13%

Earnings before income taxes as % of total revenue	6.3%	5.7%		5.3%	4.9%

Earnings before income taxes as % of operating revenue *	7.3%	6.6%		6.2%	5.8%

Memo:
Dedicated services operating revenue *	$309.2	282.1	10%	$902.3	848.0	6%
Dedicated services subcontracted transportation	34.0	34.8	(2)%	104.4	124.3	(16)%
Dedicated services total revenue	343.3	316.9	8%	1,006.8	972.3	4%

Fuel costs	$67.1	62.4	(8)%	$202.2	193.0	(5)%

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

4

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

					Change 2013/2012
	Three months ended September 30,		Nine months ended September 30,		Three Months	Nine Months
	2013	2012	2013	2012

Full service lease
Average fleet count	120,700	122,100	121,200	121,800	(1)%	—%
End of period fleet count	120,800	122,700	120,800	122,700	(2)%	(2)%
Miles/unit per day change - % (a)	1.9%	1.9%	2.6%	1.1%

Commercial rental
Average fleet count	38,300	40,000	37,500	40,600	(4)%	(8)%
End of period fleet count	38,500	39,200	38,500	39,200	(2)%	(2)%
Rental utilization - power units	79.7%	77.4%	78.0%	73.8%	230 bps	420 bps
Rental rate change - % (b)	3.9%	3.3%	2.6%	3.2%

Customer vehicles under
contract maintenance
Average fleet count	37,400	36,700	37,700	36,100	2%	4%
End of period fleet count	37,700	37,000	37,700	37,000	2%	2%

SCS
Average fleet count (c)	12,100	11,500	12,100	11,500	5%	5%

Used vehicle sales (UVS)
Average UVS inventory	8,800	9,300	9,500	8,600	(5)%	10%
End of period fleet count	8,200	9,100	8,200	9,100	(10)%	(10)%
Used vehicles sold	5,800	5,800	17,600	16,700	—%	5%
UVS pricing change - % (d)
Tractors	(6)%	(2)%	(5)%	4%
Trucks	9%	(4)%	5%	2%

Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)	These vehicle counts are also included within the average fleet counts for full service lease and commercial rental.
(d)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

5

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Total revenue	$1,634.5	1,573.3	$4,801.6	4,673.4
Fuel services and subcontracted transportation revenue	(348.4)	(345.4)	(1,056.9)	(1,065.9)
Fuel eliminations	58.8	55.3	181.1	171.2
Operating revenue *	$1,344.9	1,283.2	$3,925.8	3,778.8

DEBT TO EQUITY RECONCILIATION	September 30, 2013	% to Equity	December 31, 2012	% to Equity

On-balance sheet debt	$4,037.0	244%	$3,820.8	260%
Off-balance sheet debt - PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	118.2		148.0
Total obligations *	$4,155.2	251%	$3,968.8	270%

CASH FLOW RECONCILIATION	Nine months ended September 30,
	2013	2012

Net cash provided by operating activities from continuing operations	$890.0	767.5
Proceeds from sales (primarily revenue earning equipment)	336.6	309.9
Sale and leaseback of revenue earning equipment	—	130.2
Collections on direct finance leases	54.8	51.1
Insurance recoveries	8.2	—
Total cash generated *	1,289.7	1,258.7
Capital expenditures	(1,495.8)	(1,694.8)
Free cash flow *	$(206.2)	(436.1)

RETURN ON CAPITAL RECONCILIATION	Twelve months ended September 30,
	2013	2012

Net earnings (12-month rolling period)	$227.0	204.2
+ Restructuring and other items	6.7	11.7
+ Income taxes	120.8	90.1
Adjusted earnings before income taxes	354.5	306.0
+ Adjusted interest expense (b)	140.7	140.8
- Adjusted income taxes	(176.7)	(161.9)
= Adjusted net earnings for ROC (numerator)	$318.5	284.9

Average total debt	$3,885.8	3,566.1
Average off-balance sheet debt	142.7	104.2
Average shareholders' equity	1,518.2	1,384.6
Adjustment to equity (c)	(3.6)	0.9
Adjusted average total capital (denominator)	$5,543.1	5,055.8

Adjusted ROC *	5.7%	5.6%

Notes:
(a) Discounted at the incremental borrowing rate at lease inception.
(b) Interest expense includes implied interest on off-balance sheet vehicle obligations.
(c) Represents comparable earnings items for those periods.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

6

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

	Three Months			Nine Months
	2013			2013
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,634.5		$1,634.5	$4,801.6		$4,801.6

Cost of lease and rental	486.2	—	486.2	1,429.8	—	1,429.8
Cost of services (a)	597.9	0.6	598.5	1,775.6	0.6	1,776.2
Cost of fuel services	203.4	—	203.4	618.3	—	618.3
Other operating expenses	32.7	—	32.7	104.0	—	104.0
Selling, general and administrative expenses (b)	195.2	(6.3)	188.9	580.9	(16.6)	564.3
Gains on vehicle sales, net	(22.5)	—	(22.5)	(68.7)	—	(68.7)
Interest expense	34.0	—	34.0	102.3	—	102.3
Miscellaneous income, net (c)	(3.4)	—	(3.4)	(11.6)	1.9	(9.7)
Restructuring and other (recoveries) charges, net	(0.3)	0.3	—	(0.3)	0.3	—
	1,523.1	(5.4)	1,517.7	4,530.3	(13.8)	4,516.5
Earnings from continuing operations before income taxes	111.4	5.4	116.8	271.3	13.8	285.1
Provision for income taxes (d)	(37.5)	(2.3)	(39.8)	(94.0)	(6.6)	(100.6)
Earnings from continuing operations	73.9	3.1	77.0	177.3	7.2	184.5

Tax rate on continuing operations	33.7%		34.1%	34.7%		35.3%

Earnings per common share - Diluted:
Continuing operations	$1.40	0.06	$1.46	$3.39	0.14	$3.53

	Three Months			Nine Months
	2012			2012
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,573.3		$1,573.3	$4,673.4		$4,673.4

Cost of lease and rental	481.2	—	481.2	1,414.5	—	1,414.5
Cost of services	557.5	—	557.5	1,697.8	—	1,697.8
Cost of fuel services	207.7	—	207.7	632.6	—	632.6
Other operating expenses	33.0	—	33.0	100.9	—	100.9
Selling, general and administrative expenses (b)	183.7	(8.2)	175.5	568.0	(23.9)	544.1
Gains on vehicle sales, net	(23.1)	—	(23.1)	(67.7)	—	(67.7)
Interest expense	34.9	—	34.9	105.3	—	105.3
Miscellaneous income, net	(1.4)	—	(1.4)	(7.2)	—	(7.2)
Restructuring and other charges, net	0.1	—	0.1	8.1	(8.1)	—
	1,473.5	(8.2)	1,465.3	4,452.2	(32.0)	4,420.2
Earnings from continuing operations before income taxes	99.8	8.2	108.1	221.3	32.0	253.3
Provision for income taxes (e)	(35.5)	(2.2)	(37.7)	(75.3)	(16.1)	(91.4)
Earnings from continuing operations	64.3	6.0	70.4	146.0	15.9	161.9

Tax rate on continuing operations	35.6%		34.9%	34.0%		36.1%

Earnings per common share - Diluted:
Continuing operations	$1.26	0.11	$1.37	$2.84	0.31	$3.15

Notes regarding adjustments:

(a)	Superstorm Sandy recoveries
(b)	Non-operating pension costs which includes the amortization of actuarial loss, interest cost and expected return on plan assets and pension settlement charge
(c)	Foreign currency translation benefit
(d)	Tax impact of comparable earnings items
(e)	Tax benefit related to favorable resolution of a prior year tax item and tax impact of comparable earnings items
* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

7